Exhibit 99.3

SENT VIA FACSIMILE AND EMAIL

September 8, 2008

Hexion Specialty Chemicals, Inc.

Attention:  William H. Carter

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-7299

Re:	Agreement and Plan of Merger, dated as of July 12, 2007 (the “Merger Agreement”), among Hexion Specialty Chemicals, Inc., Nimbus Merger Sub Inc. and Huntsman Corporation

Dear Sir:

Reference is made to the Merger Agreement and in particular to Section 4.1 thereof.  Huntsman Corporation (“Huntsman”) has received the attached proposals from certain existing shareholders of Huntsman offering to make backstop payments to Huntsman in connection with the closing of the merger contemplated by the Merger Agreement (the “Merger”).  These backstop payments would be made if you fail to accept the CVR proposal that certain of these shareholders made to you on August 28, 2008, or other financing arrangements involving these shareholders.  These backstop commitments guarantee that at least an additional $416,460,102 of cash will be added to the balance sheet of Huntsman.  These backstop payments do not require the issuance of any additional equity, debt or other instrument by Huntsman or Hexion Specialty Chemical, Inc. (“Hexion”) and impose no obligation on Huntsman or Hexion, other than notice that you will not accept any CVR or other financing proposal.

Your consent to Huntsman’s acceptance of the foregoing backstop commitments is requested.  We remind you that, under the Merger Agreement, your consent may not be unreasonably withheld, delayed or conditioned.  Please signify your consent by countersigning in the place indicated below and faxing to the attention of the undersigned at (801) 584-5782.

As you will note, we must accept these proposals by their terms on or prior to September 11, 2008.  We believe it is important for us to act quickly to secure the benefits that we will receive under the terms of these backstop payment agreements and request your response promptly, but in no event later than 5:00 p.m. Eastern Time, September 11, 2008.  If you have any questions or concerns, please do not hesitate to contact the undersigned at (801) 584-5830.

Huntsman Corporation

/s/ Samuel D. Scruggs
Samuel D. Scruggs
Executive Vice President and General Counsel

Agreed and Accepted

as of the date first written above

Hexion Specialty Chemicals, Inc.

By:
Title:

Enclosure

cc:	Ellen Berndt, Craig O. Morrison, and Nathan E. Fisher (via e-mail)
Jordan Zaken and Scott Kleinman (via e-mail)
John M. Scott, Esq. (via e-mail)
Andrew J. Nussbaum, Esq. (via e-mail)